UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
          OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-31247

                                    ITSA LTD.
             (Exact name of registrant as specified in its charter)

               C/O ITSA --INTERCONTINENTAL TELECOMUNICACOES LTDA.
                               SCS, QUADRA 07-BL.A
                         ED.TORRE PATIO BRASIL, SALA 601
                            70.307-901 BRASILIA -- DF
                                     BRAZIL
                               011-55-61-314-9904
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   ORDINARY SHARES, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(i)   [ ]

             Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii)  [ ]

             Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)   [ ]

             Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii)  [ ]

                                              Rule 15d-6            [ ]

     Approximate  number of holders of record as of the  certification or notice
date:   18
     ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, ITSA Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    September 26, 2005            By: /s/ Hermano S. L. de Albuquerque
         -----------------------------     -------------------------------------
                                          Name:   Hermano S. L. de Albuquerque
                                          Title:   Chief Executive Officer